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Exhibit A-3

ScottishPower Group
March 31, 2001

                                          ($)         (%) of total
                                      In millions    capitalization
                                      -----------    --------------

Common Stock                            $ 7,463            57%
Holders' Funds

Preferred Stock                               0             0%
Holders' Funds

Short - term debt(1)                        633             5%

Long  - term debt                         4,883            38%


Total capitalization                    $12,979           100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.